UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2013 (April 1, 2013)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction

of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Items.

On April 1, 2013, a newly formed joint venture, in which a subsidiary of Newcastle Investment Corp. (“Newcastle”) owns 30%, an affiliate of Springleaf Finance, Inc. (“Springleaf”) owns 47%, and an affiliate of Blackstone Tactical Opportunities Advisors L.L.C. owns 23% (the “Joint Venture”), completed its previously announced purchase from HSBC Finance Corporation and certain of its affiliates of a portfolio of consumer loans (the “Portfolio”) with an unpaid principal balance of approximately $4.2 billion as of December 31, 2012. The Portfolio includes over 400,000 personal unsecured loans and personal homeowner loans originated through subsidiaries of HSBC Finance Corporation.

Newcastle invested approximately $250 million for the 30% interest in the Joint Venture. The Joint Venture is financing $2.2 billion of the approximately $3.0 billion purchase price for the Portfolio with asset-backed notes.

After a servicing transition period, Springleaf will be the servicer of the loans and will provide all servicing and advancing functions for the Portfolio. Newcastle will not own any of the servicing rights and will not have any servicing duties, liabilities or obligations associated with the servicing of the Portfolio. Springleaf is an affiliate of Newcastle’s manager, which is affiliated with Fortress Investment Group LLC.

Newcastle intends to spin off this investment as part of the spin-off of its subsidiary New Residential Investment Corp. The spin-off is subject to, among other things, the Securities and Exchange Commission declaring effective the registration statement for the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.
(Registrant)

/s/ Brian C. Sigman
Brian C. Sigman
Chief Financial Officer

Date: April 5, 2013

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